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EXHIBIT 23(a)



                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sky Financial Group, Inc. of our report dated January 29, 2001, on Sky Financial Group, Inc.'s consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report is incorporated by reference in Sky Financial Group, Inc.'s Annual Report on Form 10-K for the period ended December 31, 2000.



/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP


Columbus, Ohio
April 19, 2001